UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 21, 2007

NATIONAL INTERSTATE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	000-51130	34-1607394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Interstate Drive

Richfield, Ohio 44286-9000

(Address of principal executive offices including Zip Code)

(330) 659-8900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 21, 2007, the Board of Directors of National Interstate Corporation (the “Company”) approved the National Interstate Corporation Amended and Restated Management Bonus Plan (the “Bonus Plan”) in which certain executive officers and key employees of the Company participate (as selected by the chief executive officer of the Company and approved by the Compensation Committee). The Bonus Plan, originally adopted on November 2, 2006, was amended and restated to make certain technical changes required to conform to recently issued tax regulations concerning deferred compensation. No other changes were made.

The Bonus Plan provides for the payment of a cash bonus based on a target incentive award for each participant stated as a percentage of the participant’s base salary. The awards made under the Bonus Plan are expected to range from 0% to 200% of the participant’s target incentive award. The Compensation Committee will be responsible for determining the bonus pool available for awards and whether a participant has attained his or her performance objectives.

Commencing with the 2006 performance period, the awards will be paid in three installments as follows: 50% of the award at the end of the performance period, 35% of the award after the first anniversary of the end of the performance period, and the remaining 15% of the award after the second anniversary of the end of the performance period. Unless otherwise determined by the Compensation Committee and except in the event of a change of control, the participant must be employed by the Company on the date the award (or portion thereof) is to be paid to be entitled to payment of that award.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	National Interstate Corporation Amended and Restated Management Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Interstate Corporation

By:	/s/ Paul F. Haffner
Paul F. Haffner
Vice President, General Counsel and Secretary

Date: September 27, 2007